STOCKHOLDERS AGREEMENT
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                                TABLE OF CONTENTS

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ARTICLE I
      DEFINITIONS............................................................1
      Section 1.1 Certain Defined Terms......................................1

ARTICLE II
      BOARD OF DIRECTORS AND OFFICERS........................................4
      Section 2.1 Board of Directors.........................................4
      Section 2.2 Officers...................................................4
      Section 2.3 Operating Committee........................................4

ARTICLE III
      RESTRICTIONS ON TRANSFERS OF STOCK.....................................4
      Section 3.1 Restrictions on Transfer...................................4
      Section 3.2 Offer......................................................4
      Section 3.3 Option to Non-Selling Initial Stockholders.................4
      Section 3.4 Delivery after Exercise....................................5
      Section 3.5 Right to Transfer..........................................5
      Section 3.6 Certain Transfers..........................................5

ARTICLE IV
      SUPERMAJORITY PROVISIONS...............................................6
      Section 4.1 Sale of Stock..............................................6
      Section 4.2 Mergers; Dissolution.......................................6
      Section 4.3 Acquisitions; Creation of Subsidiaries.....................6
      Section 4.4 Transactions With Affiliates or Subsidiaries...............6
      Section 4.5 Dividends and Redemptions..................................6
      Section 4.6 Loans and Investments......................................7
      Section 4.7 Certificate of Incorporation, Bylaws, Stock Agreements.....7
      Section 4.8 Material Agreements........................................7
      Section 4.9 Business Conducted.........................................7
      Section 4.10 Indebtedness..............................................7
      Section 4.11 Restrictions on Fundamental Changes; Asset Sales..........7
      Section 4.12 Capital Stock of Subsidiaries.............................7
      Section 4.13 Subordinated Notes and Senior Loan........................7
      Section 4.14 Contracts.................................................7
      Section 4.15 Accounting Policies.......................................8

ARTICLE V
      OTHER ARRANGEMENTS.....................................................8
      Section 5.1 Additional Capital for Cure Event Purposes.................8
      Section 5.2 Pre-emptive Rights.........................................8
      Section 5.3 Irrevocable Proxy..........................................9
      Section 5.4 Access to Information......................................9


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ARTICLE VI
      MISCELLANEOUS..........................................................9
      Section 6.1 Legend.  ..................................................9
      Section 6.2 Notices...................................................10
      Section 6.3 Severability.  ...........................................12
      Section 6.4 Entire Agreement..........................................12
      Section 6.5 Amendment and Waiver......................................12
      Section 6.6 Consent to Specific Performance...........................12
      Section 6.7 Assignment; Responsibility for Affiliates.................13
      Section 6.8 Variations in Pronouns....................................13
      Section 6.9 Term......................................................13
      Section 6.10 Governing Law............................................13
      Section 6.11 Further Assurances.......................................13
      Section 6.12 Headings.................................................13
      Section 6.13 Counterparts.............................................13


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                             STOCKHOLDERS AGREEMENT

      This Stockholders Agreement ("Agreement") is made and dated this 9th day of October, 1997 by and among Genesis ElderCare Corp.(formerly known as Waltz Corp.), a Delaware corporation ("Corporation"), The Cypress Group L.L.C., a Delaware limited liability company ("Cypress"), TPG Partners II, L.P., a Delaware limited partnership ("TPG"), Genesis Health Ventures, Inc. a Pennsylvania corporation ("Genesis"), and Nazem, Inc., a Delaware corporation ("Nazem"). Cypress, TPG and Genesis, and/or, to the extent applicable, their Affiliates owning Common Stock (as defined below) are sometimes referred to individually as an "Initial Stockholder" and collectively as the "Initial Stockholders," and the Initial Stockholders and affiliates of Nazem owning Common Stock are sometimes referred to individually as a "Stockholder" and collectively as the "Stockholders."

                                   WITNESSETH

      Cypress, TPG, Genesis and Nazem have agreed to acquire or cause their Affiliates (as defined below) to acquire shares of Common Stock, par value $.01 per share (the "Common Stock"), of Corporation, which Common Stock shall, upon the issuance thereof, constitute all of the issued and outstanding capital stock of Corporation.

      Pursuant to the Agreement and Plan of Merger, dated as of June 16, 1997 (the "Merger Agreement"), by and among Corporation, Genesis ElderCare Acquisition Corp. (formerly known as Waltz Acquisition Corp.), a Delaware corporation, and a wholly owned subsidiary of Corporation ("Acquisition Corp."), Genesis and The Multicare Companies, Inc., a Delaware corporation ("Multicare"), Acquisition Corp. shall be merged with and into Multicare, following which Multicare shall be the surviving corporation and a wholly owned subsidiary of Corporation (the "Merger").

      The parties desire to enter into an agreement which imposes certain restrictions and obligations on themselves and/or their Affiliates, as applicable, and on the shares of capital stock of Corporation in order to promote their mutual interests.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the following meanings:

      "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

      "Asset Sale" means the sale, transfer or other disposition by Corporation to any Person or by any Subsidiary of Corporation to any Person of (a) any of the existing or future capital stock of, or partnership or other equity interest in, any Subsidiary of Corporation or (b) any other Property of


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Corporation or any of its Subsidiaries, now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions (including any or all assets and business of any division or line of business and further including intangible assets), excluding sales, transfers or other dispositions of inventory or other Property in the ordinary course of business of Corporation or any of its Subsidiaries or the trade-in or replacement of assets in the ordinary course of business of Corporation or any of its Subsidiaries.

      "Board of Directors" means the Board of Directors of Corporation.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are required or permitted by law to close.

      "Closing Date" means the date on which the Merger pursuant to the Merger Agreement occurs.

      "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied.

      "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (e) all capitalized lease obligations of such Person, (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (g) all obligations of such Person under interest rate agreements, (h) all contingent obligations of such Person required to be reflected on such Person's balance sheet prepared in accordance with GAAP, (i) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (j) all obligations of such Person upon which interest charges are customarily paid and (k) current obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); provided, however, that Indebtedness shall not include trade payables, accrued expenses, accrued dividends, deferred compensation and accrued income taxes, in each case arising in the ordinary course of business.

      "Investments" means (i) any direct or indirect purchase or other acquisition of any share of capital stock, evidence of Indebtedness or other security issued by any other Person (including, without limitation, any interest in any partnership or joint venture), (ii) any loan, advance (other than advances to employees for travel expenses, drawing accounts and similar expenditures extended in the ordinary course and consistent with past practice) or extension of credit (other than accounts receivable created in the ordinary course) to, or contribution to the capital of, any other Person, including any guarantee of Indebtedness of any other Person and (iii) any capital contribution to any other Person; and any of the foregoing shall be considered an Investment whether such investment


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is acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method.

      "Management Agreement" means the Management Agreement dated October 9, 1997 by and between Genesis ElderCare Network Services, Inc. and Corporation.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or a country or government or any agency or political subdivision or instrumentality thereof or of such subdivision.

      "Property" means any existing or future interest in any existing or future property or asset of any kind or nature, whether real, personal or mixed, or tangible or intangible, now owned or hereafter acquired or created (including without limitation the capital stock of any Subsidiary).

      "Put/Call Agreement" means the "Put/Call Agreement dated October 9, 1997 by and among the Stockholders.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Senior Loan" means, collectively, all obligations of the Corporation, Acquisition Corp. or any of their respective affiliates or co-borrowers under or in respect of any or all of (in each case, as amended, modified, restated or supplemented) (1) the Credit Agreement, dated as of October 9, 1997, by and among Acquisition Corp., as Borrower, the financial institutions identified therein as Lenders, Mellon Bank, N.A., as Administrative Agent, and the other Agents identified therein, (2) the Credit Agreement, dated as of October 9, 1997, by and among The Multicare Companies, Inc. and certain of its direct and indirect Subsidiaries, as Borrowers, the financial institutions identified therein as Lenders, Mellon Bank, N.A., as Administrative Agent, Citicorp U.S.A., Inc. and NationsBank, N.A., each as a Syndication Agent, and First Union National Bank, as Documentation Agent; (3) the Credit Agreement, dated as of October 9, 1997, by and among The Multicare Companies, Inc., certain Subsidiaries of Multicare, the Lenders referred to therein, Mellon Bank, N.A. as Issuer of Letters of Credit, Mellon Bank, N.A. as Administrative Agent, Citibank, N.A. as Syndication Agent, First Union National Bank as Documentation Agent and Nationsbank N.A. as Syndication Agent; or (4) any other loan or other agreement in respect of indebtedness issued to replace any of the foregoing.

      "Stock" means all shares of all classes of the capital stock of Corporation now or hereafter owned or held by the Stockholders or any other Person including, without limitation, the Common Stock.

      "Subsidiary" means with respect to any Person at any time, (a) any corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by such Person; (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (c) any partnership, joint venture or other entity of which ownership interests


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having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

      "Subordinated Notes" means the 9% Senior Subordinated Notes due 2007 issued pursuant to the Indenture dated August 11, 1997 by and between Acquisition Corp., PNC Bank, National Association, as trustee, and Banque Internationale a Luxembourg S.A., as paying agent.

      "Transfer" means to sell, give, transfer, assign, pledge, hypothecate or otherwise dispose of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by court order, operation of law, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal, or to contract or agree to do any of the foregoing.

                                   ARTICLE II
                         BOARD OF DIRECTORS AND OFFICERS

      Section 2.1 Board of Directors. The Board of Directors shall consist of nine directors. During the term of this Agreement, the Stockholders shall vote all of their Stock so as always to elect and maintain as directors three persons nominated by Cypress, three persons nominated by TPG and three persons nominated by Genesis. In the event of any vacancy on the Board of Directors, the Stockholders shall vote all of the shares of their Stock for the person nominated by the Initial Stockholder who was entitled to nominate the director for whom the vacancy exists.

      Section 2.2 Officers. The officers of Corporation shall consist of a President and Chief Executive Officer, two Vice Presidents, a Treasurer and a Secretary and such other officers as the President of Corporation may from time to time establish. The Stockholders agree to adopt, and not change during the term of this Agreement, an amendment to Corporation's Bylaws providing that during the term of this Agreement and so long as the Management Agreement is in effect, one person nominated by Cypress and one person nominated by TPG shall be elected as such Vice Presidents of the Corporation and such persons nominated by Genesis shall be elected as all such other officers of Corporation.

      Section 2.3 Operating Committee. The Stockholders agree to adopt an amendment to Corporation's Bylaws providing that the Board of Directors shall maintain an Operating Committee of the Board of Directors which shall at all times consist of one nominee of each of Cypress, TPG and Genesis and which shall perform the functions contemplated by the Management Agreement.

                                   ARTICLE III
                       RESTRICTIONS ON TRANSFERS OF STOCK

      Section 3.1 Restrictions on Transfer. No Stockholder may Transfer Stock except as provided in the Put/Call Agreement and except a Stockholder may sell its Stock in strict accordance with the terms and conditions of this Article
III. Any Transfer of Stock in violation of this


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Agreement shall be void ab initio. No Stockholder may do indirectly, through a sale of its Stock or other equity interest or otherwise, that which is not permitted by this Section 3.1.

      Section 3.2 Offer. If a Stockholder ("Selling Stockholder") determines to sell all or any part of its Stock ("Offered Stock"), the Selling Stockholder must first offer (the "Offer") to sell the Offered Stock to the other Initial Stockholders ("Non-Selling Initial Stockholders"), in accordance with Section
3.3 herein, by giving written notice ("Notice") to Corporation and the Non-Selling Initial Stockholders setting forth the proposed terms of such sale (the "Offer Terms").

      Section 3.3 Option to Non-Selling Initial Stockholders. The Non-Selling Initial Stockholders shall have the option to purchase all, or any part, of the Offered Stock on the Offer Terms and may exercise their options by giving written notice of exercise to the Selling Stockholder and the other Non-Selling Initial Stockholders, within thirty (30) days after the date of the Notice of the Offer. The notice given by each Non-Selling Initial Stockholder shall state the maximum number of shares of the Offered Stock which it is willing to purchase. Each Non-Selling Initial Stockholder shall have the option to purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Offered Stock which the number of shares of Stock held by such Non-Selling Initial Stockholder bears to the number of shares of Stock then held by all Non-Selling Initial Stockholders; provided however that if Nazem is the Selling Stockholder, Cypress and TPG shall initially have the right, pro rata as provided above, to acquire the Offered Stock pursuant to this Section 3.3 and Genesis will have the right to purchase such Offered Stock not purchased by Cypress or TPG. If a Non-Selling Initial Stockholder does not exercise its option to purchase its full proportionate share of the Offered Stock, the Non-Selling Initial Stockholders who have exercised their options may purchase the Stock not purchased by such Non-Selling Initial Stockholder in such proportions as they shall agree upon or, failing such agreement, pro rata as provided above, by giving written notice of the exercise of their options to the Selling Stockholder within forty (40) days after the date of the Notice of the Offer.

      Section 3.4 Delivery after Exercise. If the Non-Selling Initial Stockholders shall have exercised their options to purchase all or any part of the Offered Stock, closing on the sale of such Offered Stock shall occur, and all certificates for such Offered Stock (or, if such Offered Stock is subject to pledge, hypothecation or other encumbrance, evidence of the Selling Stockholder's rights therein) shall be delivered to the purchaser(s) thereof, duly endorsed for transfer, at the earlier of fifty (50) days after the date of the Notice of the Offer or ten (10) days after the exercise of the option to purchase the Offered Stock (the "Transfer Date") at the then principal office of Corporation.

      Section 3.5 Right to Transfer. If all the Offered Stock is not purchased, the Selling Stockholder may, for a period of forty-five (45) days following the final date for acceptance under Section 3.4 herein, enter into a binding agreement (subject to customary conditions) to sell any balance of the Offered Stock to a third party ("Third Party Purchaser"); provided, however, that (a) the proposed sale to the Third Party Purchaser must be unanimously approved by the Non-Selling Initial Stockholders prior to any offer of the Offered Stock to a Third Party Purchaser, (b) such Stock is sold to the Third Party Purchaser upon terms not more favorable to the Third Party Purchaser than the Offer Terms and (c) the Third Party Purchaser agrees in writing to assume performance of and to be bound by the terms and conditions of this Agreement as a Stockholder hereunder and agrees to be bound by the Selling Stockholder's obligations under the Put/Call Agreement. If the Selling

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Stockholder wishes to sell its Stock on other than the Offer Terms or has not sold such Stock on the Offer Terms within that thirty (30) day period, it shall be obligated to make new offers and re-offers to the Non-Selling Initial Stockholders, in accordance with subsections 3.3 and 3.4 herein, and to comply with the provisions of this Section 3.6, before it shall be permitted to offer to Transfer its Stock, or any part thereof, to any Person.

      Section 3.6 Certain Transfers. Notwithstanding any provision of this Agreement to the contrary: (a) an Initial Stockholder may at any time and from time to time Transfer all or a portion of its Stock to an Affiliate of such Initial Stockholder if such Affiliate agrees in writing to assume performance of and be bound by the terms and conditions of this Agreement and the Put/Call Agreement to the same extent as the Transferor hereunder and thereunder; (b) TPG and Cypress (or their Affiliates owning Common Stock) may Transfer Stock to the other (or Affiliates of the other) if the transferee agrees in writing to assume performance of and be bound by the terms and conditions of this Agreement and the Put/Call Agreement to the same extent as the transferor; (c) the limited partners of TPG and Cypress (or their Affiliates owning Common Stock) may transfer their limited partnership interests in TPG and Cypress (or their Affiliates owning Common Stock); (d) Stockholders may Transfer Common Stock as contemplated by Sections 6.9 and 8.9 of the Put/Call Agreement; (e) the parties hereto consent to the pledge existing on the date hereof by the limited partner of the Affiliate of Nazem owning Common Stock of its limited partnership interest in such Affiliate and agree that such limited partner may transfer such limited partnership interest to such pledgee or any assignee of such pledgee; and (f) except as provided in Section 3.5 or this Section 3.6, no Stockholder may Transfer Stock to another Person without the prior approval of the other Initial Stockholders.

      Section 3.7 Pledge of Common Stock by Genesis. Notwithstanding any of the provisions of this Agreement to the contrary, nothing in this Agreement shall restrict or prohibit Genesis, or any Affiliate of Genesis acquiring Common Stock as herein permitted, (1) from pledging all of its Common Stock to secure any indebtedness of Genesis or any such Affiliate, or (2) from transferring any such Common Stock to any such pledgee or any assignee of such pledgee as a result of such pledge (a "Pledge Transferee"); but each Pledge Transferee (i) shall be bound by the terms, and shall be entitled to the benefits, of this Agreement to the same extent as Genesis, (ii) except as hereinafter provided, shall be bound by the terms and shall be entitled to the benefit of subsections (a) through (d) and the first sentence of subsection (e) of subsection 6.9 of the Put/Call Agreement and Section 8.9 of the Put/Call Agreement other than subsection (a) or the last sentence of subsection (g) of such Section 8.9 to the same extent as Genesis, and (iii) except as specifically provided in clause (ii) shall have no obligation or liability with respect to the obligations of Genesis under the Put/Call Agreement. In connection with the assumption of obligations of Genesis under the Put/Call Agreement as provided in clause (ii) of the preceding sentence: (A) each Pledge Transferee shall be bound by the drag-along provisions of subsections (c) and (d) of Section 8.9 of the Put/Call Agreement, including such provisions as incorporated by reference in Section 6.9(d) of the Put/Call Agreement, only if (x) the Board of Directors of Corporation receives a fairness opinion by a nationally recognized investment banking firm selected by Corporation stating that the transaction giving rise to such drag-along rights is fair to the stockholders of Corporation and (y) the consideration to be received by the Pledge Transferee is paid in cash; (B) each Pledge Transferee shall be entitled to the tag-along rights granted in favor of Nazem in Section 6.9(d) of the Put/Call Agreement, but only in respect of any sale of Common Stock solely for cash; and (C) no Pledge


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Transferee shall have any right of first offer pursuant to Section 6.9 of the
Put/Call Agreement. In connection with any sale of Common Stock to a Third Party, no Pledge Transferee shall be required to make any representations or warranties to the Third Party other than customary and reasonable representations and warranties as to (i) its ownership of Common Stock, (ii) its authority to transfer such Common Stock, (iii) the absence of conflicts arising under such Pledge Transferee's constituent documents as a result of such transfer of Common Stock, (iv) the absence of liens on such Common Stock created by such Pledge Transferee, and (v) the absence of any requirement on the part of such Pledge Transferee to obtain any third party consents (other than those which have been obtained) in connection with such transfer.

                                   ARTICLE IV
                            SUPERMAJORITY PROVISIONS

      The Corporation shall not take any of the following actions without first obtaining the approval of at least one designee of each of Cypress, TPG and Genesis to the Board of Directors; provided that such necessary approval shall not relieve any such director from his or her fiduciary duties to Corporation or Corporation's Stockholders.

      Section 4.1 Sale of Stock. Corporation shall not sell or issue any Stock except as provided in Section 5.1.

      Section 4.2 Mergers; Dissolution. Corporation shall not merge, consolidate or divide or otherwise combine with or into any other Person, commence a dissolution or liquidation or commence any bankruptcy, insolvency, or other similar proceeding.

      Section 4.3 Acquisitions; Creation of Subsidiaries. Neither Corporation nor any of its Subsidiaries shall acquire any or all of the stock, securities or other Property of any Person in any transaction, other than (i) immaterial acquisitions in the ordinary course of business consistent with past practice and (ii) acquisitions of any management or consulting businesses or operations as contemplated by Section 3.2 of the Management Agreement.

      Section 4.4 Transactions With Affiliates or Subsidiaries. Except as permitted in the Management Agreement or the Senior Loan, neither Corporation nor any of its Subsidiaries shall enter into any transaction of any kind or nature with any Affiliate, including, without limitation, the purchase, sale or exchange of Property, or the loaning or giving of funds to any Affiliate.

      Section 4.5 Dividends and Redemptions. Corporation shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly: (a) declare, pay, authorize or make any form of dividend or distribution on or with respect to its capital stock or return any capital, in cash or Property, to its stockholders, their successors or assigns (except dividends payable to Corporation by any of its Subsidiaries), (b) redeem, retire, purchase or otherwise acquire or retire, for any consideration, any of the capital stock of Corporation or any of its Subsidiaries now or hereafter outstanding or (c) set aside any funds for any of the purposes set forth in clauses (a) or (b) hereof.

      Section 4.6 Loans and Investments. Neither Corporation nor any of its Subsidiaries shall make or have outstanding Investments in any Person, other than (i) Investments of Multicare


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and its subsidiaries existing on the Closing Date (ii) Investments permitted under the Senior Loan and Subordinated Notes and (iii) acquisitions of any management or consulting businesses or operations as contemplated by Section 3.2 of the Management Agreement.

      Section 4.7 Certificate of Incorporation, Bylaws, Stock Agreements. Neither Corporation nor any of its Subsidiaries shall amend, modify, supplement or otherwise change the terms of its certificate of incorporation or bylaws or any agreement entered into by Corporation or any Subsidiary with respect to its capital stock or other equity interests.

      Section 4.8 Material Agreements. Neither Corporation nor any of its Subsidiaries shall amend, modify, supplement or otherwise change, or waive compliance with or consent to a departure from, any of the terms or provisions of the Senior Loan, the Indenture relating to the Subordinated Notes or any other Indebtedness of Corporation or such Subsidiaries or any other material agreement of Corporation or such Subsidiaries except for the termination of the Management Agreement in accordance with its terms.

      Section 4.9 Business Conducted. Neither Corporation nor any of its Subsidiaries shall engage, directly or indirectly, in any line of business substantially different from the business con ducted by it or them immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably and substantially related thereto.

      Section 4.10 Indebtedness. Neither Corporation nor any of its Subsidiaries shall make any prepayments of any nature whatsoever (or deposit money or other property for the purpose thereof) on any existing or future long-term Indebtedness to any Person, except payment on the Senior Loan. Neither Corporation nor any of its Subsidiaries shall incur any Indebtedness for borrowed money provided that nothing hereunder will prevent the Corporation from drawing on lines of credit, revolving credit facilities or other unfunded portions of Indebtedness approved in accordance with the provisions of this Agreement and the Management Agreement, including, without limitation, the Senior Loan.

      Section 4.11 Restrictions on Fundamental Changes; Asset Sales. Corporation shall not, nor shall it cause or permit any of its Subsidiaries to, (a) alter its or their, as the case may be, corporate, partnership, capital or legal structure or (b) make or effect any Asset Sale.

      Section 4.12 Capital Stock of Subsidiaries. Corporation shall not permit any of its direct or indirect subsidiaries directly or indirectly to issue any shares of capital stock to any Person other than Corporation.

      Section 4.13 Subordinated Notes and Senior Loan. Corporation shall not, nor shall it permit any of its Subsidiaries to, take any action or fail to take any action which constitutes a default under the Subordinated Notes, the Senior Loan or any other material Indebtedness of Corporation or any of its Subsidiaries.

      Section 4.14 Contracts. Neither Corporation nor any of its Subsidiaries shall become or be a party to any contract or agreement which materially impairs such party's ability to perform


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under or comply with this Agreement, or under any other instrument, agreement or document to which Corporation or such Subsidiary is a party or by which it is or may be bound.

      Section 4.15 Accounting Policies. Corporation shall not change any accounting policies (including, without limitation, policies relating to the maintenance of reserve accounts).

                                    ARTICLE V
                               OTHER ARRANGEMENTS

      Section 5.1 Additional Capital for Cure Event Purposes.

            (a) If an additional capital contribution by Corporation to Acquisition Corp. (or, following the Merger, Multicare) is necessary to either cure or prevent an event of default under, or breach of any financial covenant contained in, the Senior Loan or the Subordinated Notes or any other material Indebtedness of Corporation or any of its Subsidiaries, Corporation, by action of a majority of the Board of Directors, may sell additional shares of capital stock of Corporation (with such rights and privileges as the Board of Directors shall determine) (the "Additional Capital") to provide funds to enable Corporation to make a capital contribution to Acquisition Corp. (or, following the Merger, Multicare) to cure such default or breach.

            (b) In the event the sale of Additional Capital is approved pursuant to subparagraph (a) of this Section 5.1, each Stockholder agrees to vote the shares of Stock of Corporation held by each of them to authorize the filing of an amendment to Corporation's Articles of Incorporation and to take all such other actions required in order to authorize and consummate the issuance of additional shares of capital stock of the Corporation in connection with such Additional Capital.

      Section 5.2 Pre-emptive Rights.

            (a) Each Initial Stockholder shall have a pro rata right, based upon the number of shares of capital stock of Corporation held by them, to participate in purchases of shares of capital stock sold by Corporation. Corporation shall give each Initial Stockholder written notice (the "Additional Capital Notice") to such effect which notice shall contain the terms and preferences of any shares of capital stock and the terms upon which such shares are being offered, and each Initial Stockholder shall have the right, exercisable by written notice to Corporation within ten business days from receipt of the Additional Capital Notice to purchase such shares. If such Initial Shareholder elects not to make such a contribution, it shall give Corporation written notice to such effect and Corporation shall have the right to sell such Additional Capital, on the terms described in the Additional Capital Notice, to third parties (provided that such third parties agree in writing to assume performance of and to be bound by the terms and conditions of this Agreement as a Stockholder hereunder) or other Initial Stockholders.

            (b) Each Initial Stockholder electing to purchase additional shares pursuant to paragraph (a) of this Section 5.2 shall purchase such shares simultaneously with the purchase by the other parties electing to purchase such shares and in any event not earlier than twenty business days from the date the Additional Capital Notice was given (the "Additional Capital Closing Date").

      Section 5.3 Irrevocable Proxy. Nazem hereby agrees to cause its Affiliate owning Common Stock to grant to Cypress and TPG an irrevocable proxy and power of attorney substantially in the form of Exhibit A attached hereto.

      Section 5.4 Access to Information. Each Stockholder agrees to cause Corporation to make available to each of the Initial Stockholders and their representatives full access to the books and records of Corporation and its subsidiaries and to instruct all outside auditors engaged by Corporation to make their work papers available to each of the Initial Stockholders and their representatives.

                                   ARTICLE VI
                                  MISCELLANEOUS

      Section 6.1 Legend. Each certificate representing shares of Common Stock now held or hereafter acquired shall bear the following legend (until such time as subsequent transfers thereof are no longer restricted in accordance with the Securities Act or this Agreement):

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (THE "STOCKHOLDERS AGREEMENT") AND PUT/CALL AGREEMENT ("PUT/CALL AGREEMENT") BOTH DATED AS OF OCTOBER 9, 1997, AMONG, INTER ALIA, GENESIS ELDERCARE CORP. (THE "COMPANY"), THE CYPRESS GROUP L.L.C., TPG PARTNERS II, L.P., NAZEM, INC. AND GENESIS HEALTH VENTURES, INC. A COPY OF THE SHAREHOLDERS AGREEMENT AND PUT/CALL AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE GIVEN, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH GIFT, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT AND THE PUT/CALL AGREEMENT,

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND NO SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF

      COUNSEL WHICH SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS NOT IN VIOLATION OF THE ACT OR APPLICABLE STATE SECURITIES LAWS."

      Section 6.2 Notices. Notices hereunder shall be given only by personal delivery, registered or certified mail, return receipt requested, overnight courier service, or by telecopy (and subsequently confirmed by any other permitted means hereunder) and shall be deemed transmitted when personally delivered or deposited in the mail or delivered to a courier service or sent by telecopy (as the case may be), postage or charges prepaid, and addressed to the particular party to whom the notice is to be sent as follows:

      (a)   in the case of Corporation:

            Genesis ElderCare Corp.
            148 West State Street
            Kennett Square, PA 19348
            Telecopier No.: 610-444-3365

            Attention: Ira C. Gubernick, Esquire

            with a copy to:

            Blank Rome Comisky & McCauley
            One Logan Square
            Philadelphia, PA 19103
            Telecopier  No.: (215) 569-5555
            Attention: Stephen E. Luongo, Esquire

      (b)   in the case of Cypress:

            The Cypress Group L.L.C.
            65 East 55th Street, 19th Floor
            New York, NY 10022
            Telecopier No.: (212) 705-0199
            Attention: William L. Spiegel

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017
            Telecopier No.: (212) 455-2502
            Attention: William E. Curbow, Esquire

      (c)   in the case of TPG:

            TPG Partners II, L.P.
            201 Main Street, Suite 2420
            Fort Worth, Texas  76102
            Telecopier No.: (817) 871-4010
            Attention: Karl I. Peterson

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY 10006
            Telecopier No.: (212) 225-3999
            Attention: Paul T. Shim, Esquire

      (d)   in the case of Genesis:

            Genesis Health Ventures, Inc.
            148 West State Street
            Kennett Square, PA 19348
            Telecopier No.: 610-444-3365
            Attention: Ira C. Gubernick, Esquire

            with a copy to:

            Blank Rome Comisky & McCauley
            One Logan Square
            Philadelphia, PA 19103
            Telecopier  No.: (215) 569-5555
            Attention: Stephen E. Luongo, Esquire

      (e)   in the case of Nazem:

            Nazem, Inc.
            645 Madison Avenue
            New York, NY 10022
            Telecopier: (212) 371-2150
            Attention: Fred Nazem
            with a copy to:

            Bartoma Corporation, N.V.
            Fokkerweg 26
            Suite 12
            Curacao, Netherlands Antilles
            Telecopier: 5999-465-39-07
            Attention: Marleen Janssen

or to such address as a party may instruct by notice hereunder.

      Section 6.3 Severability. In the event any provision hereof is held void or unenforceable by any court, then such provision shall be severable and shall not affect the remaining provisions hereof.

      Section 6.4 Entire Agreement. This Agreement, together with the other agreements referred to herein, is the entire Agreement among the parties, and, when executed by the parties hereto, supersedes all prior agreements and communications, either verbal or in writing between the parties hereto with respect to the subject matter contained herein.

      Section 6.5 Amendment and Waiver. This Agreement may not be amended, modified or supplemented unless consented to in writing by Cypress, TPG and Genesis. Any failure by a party hereto to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of Cypress, TPG and Genesis, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

      Section 6.6 Consent to Specific Performance. The parties hereto declare that it is impossible to measure in money the damages which would accrue to a party by reason of failure to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other party has an adequate remedy at law.

      Section 6.7 Assignment; Responsibility for Affiliates. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign to any Person any of its rights hereunder except in connection with Transfers of Stock permitted by Sections 3.6 or 3.7. Each of Cypress, TPG, Genesis and Nazem shall cause their Affiliates who are Stockholders to execute a joinder to, and comply with, the provisions of, this Agreement and shall be liable for any breach of the provisions of this Agreement by any of their respective Affiliates who are Stockholders.

      Section 6.8 Variations in Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent person or persons or entity or entities may require.

      Section 6.9 Term. This Agreement shall terminate upon the earlier to occur of (i) consummation of the exercise of the Put Option or the Call Option pursuant to the Put/Call Agreement, without any default in connection therewith, or (ii) at TPG's and Cypress's option, acting jointly, upon (a) failure by Genesis to comply with its obligations under the Put Option, (b) the occurrence of any Event of Acceleration (as defined in the Put/Call Agreement) occurring prior to the second day after the sixth anniversary of the Closing date (as defined on the Put/Call Agreement) or (c) any sale of Common Stock pursuant to
Section 6.9 under the Put/Call Agreement. The transfer restrictions contained in
Article III shall not apply to Nazem or its Affiliate owning Common Stock following the sale by Cypress, TPG and their Affiliates of all of the Common Stock owned by them pursuant to Section 6.9. Following any termination of this Agreement pursuant to clause (ii), (a) Genesis and/or, to the extent applicable, Affiliates of Genesis who are Stockholders and Affiliates of Nazem who are Stockholders shall continue to be subject to the provisions contained in Article III, and (b) for such purposes, "Initial Stockholders" and "Non-Selling Initial Stockholders" as used in Article III shall be deemed to refer to Cypress and TPG and/or to the extent applicable, their Affiliates owning Common Stock; provided, that the restrictions set forth in this sentence shall apply to Genesis and Affiliates of Nazem only while Cypress, TPG or their Affiliates own Common Stock.

      Section 6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      Section 6.11 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

      Section 6.12 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

      Section 6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                    GENESIS ELDERCARE CORP.


                                    By: /s/ James L. Singleton
                                       -----------------------------------

                                    THE CYPRESS GROUP L.L.C.


                                    By: /s/ James L. Singleton
                                       -----------------------------------

                                    TPG PARTNERS II, L.P.

                                       BY:   TPG GenPar II, L.P.

                                          BY:   TPG ADVISORS II, INC.


                                    By: /s/ Karl I. Peterson
                                       -----------------------------------

                                    GENESIS HEALTH VENTURES, INC.


                                    By: /s/ George V. Hager, Jr.
                                       -----------------------------------

                                    NAZEM, INC.


                                    By: /s/ Fred Nazem
                                       -----------------------------------

      The foregoing provisions of this Agreement applicable to Affiliates of Stockholders owning Common Stock shall be binding upon and inure to the benefit of the undersigned.

                                          Affiliates of The Cypress Group L.L.C.

                                           CYPRESS MERCHANT BANKING
                                           PARTNERS, L.P.
                                           By: Cypress Associates L.P.
                                           By: The Cypress Group L.L.C.

                                       By: /s/ James L. Singleton
                                           ------------------------------------
                                           Name: James L. Singleton
                                           Title: Vice Chairman

                                           CYPRESS OFFSHORE PARTNERS, L.P.
                                           By: Cypress Associates L.P.
                                           By: The Cypress Group L.L.C.

                                       By: /s/ David P. Spalding
                                           ------------------------------------
                                           Name: David P. Spalding
                                           Title: Vice Chairman

                                           Affiliates of TPG PARTNERS II, L.P.

                                           TPG PARALLEL II, L.P.
                                           By: TPG GenPar II, L.P.
                                           By: TPG Advisors II, Inc.

                                       By: /s/ Karl I. Peterson
                                           ------------------------------------
                                           Name: Karl I. Peterson
                                           Title: Vice President

                                           TPG INVESTORS II, L.P.
                                           By: TPG GenPar II, L.P.
                                           By: TPG Advisors II, Inc.

                                       By: /s/ Karl I. Peterson
                                           ------------------------------------
                                           Name: Karl I. Peterson
                                           Title: Vice President

                    [Signatures continued on following page]

                                            TPG MC COINVESTMENT, L.P.
                                            By: TPG GenPar II, L.P.
                                            By: TPG Advisors II, Inc.


                                        By: /s/ Karl I. Peterson
                                            ------------------------------------
                                            Name: Karl I. Peterson
                                            Title: Vice President

                                            Affiliate of Nazem

                                            GENESIS ELDERCARE PORTFOLIO K. LP
                                            By: Healthworth Associates I, L.L.C.


                                        By: /s/ Fred Nazem
                                            ------------------------------------
                                            Name: Fred Nazem
                                            Title: Managing Member